UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)

September 28, 2005

1st CENTENNIAL BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	000-29105	91-1995265
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

218 East State Street, Redlands, California 92373

(Address of Principal Executive Offices) (Zip Code)

(909) 798-3611

(Registrant’s Telephone Number including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2005, 1st Centennial Bancorp, (the “Company”) completed a private placement of $5,155,000 of trust preferred securities (the “Securities”) through Centennial Capital Trust III (the “Trust”), a statutory trust formed by the Company for that purpose.

In connection with this issuance, the Company entered into an Amended and Restated Declaration Of Trust Agreement, dated September 28, 2005, among the Company, Christiana Bank & Trust Company and the administrators named therein, pursuant to which the Securities were issued. The Securities require quarterly distributions and bear interest at a fixed rate of 6.032% per annum for the first five years and thereafter at a variable rate, which will reset quarterly at the three-month LIBOR rate plus 1.45% per annum. The Securities mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of the Company after five years.

The proceeds from the sale of the Securities were used by the Trust to purchase from the Company $5,155,000 in aggregate principal amount of the Company’s fixed/floating rate junior deferrable interest debentures due in 2035 (the “Debentures”).

The Debentures were issued pursuant to an Indenture (the “Indenture”), dated September 28, 2005, by and between the Company and Lasalle Bank National Association, as trustee. The Debentures bear interest at a fixed rate of 6.032% for the first five years, after which the rate will reset quarterly at the three-month LIBOR rate plus 1.45% per annum, and are redeemable, in whole or in part, without penalty, at the option of the Company after five years. The interest payments on the Debentures made by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Securities.

The Company also entered into a guarantee agreement providing for the limited guarantee of certain payments by the Trust.

A copy of the press release announcing the issuance of the Securities, dated September 28, 2005, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 Press Release dated September 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 28, 2005	1st CENTENNIAL BANCORP

	By:	/s/ Beth Sanders
Beth Sanders
Executive Vice President Chief Financial Officer (Principal Accounting Officer, and officer authorized to sign on behalf of registrant)

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	Press Release dated September 28, 2005.	5